Exhibit 99.1

Form 4 Joint Filer Information

Name:	Stevns Trust

Address:	Wessex House 5th Floor
45 Reid Street
Hamilton, Bermuda HM12

Designated Filer:	CGI Magyar Holdings LLC

Issuer & Ticker Symbol:	Compass Diversified [CODI]

Date of Event Requiring Statement:	December 31, 2023

The Stevns Trust
By: Kattegat Private Trustees (Bermuda), Limited, its co-trustee
By: Hamilton Trust Company Limited, its co-trustee

By:	/s/ Linda Longworth, Director

Name:	Path Spirit Limited

Address:	10 Norwich Street
London EC4A 1BD
United Kingdom

Designated Filer:	CGI Magyar Holdings LLC

Issuer & Ticker Symbol:	Compass Diversified [CODI]

Date of Event Requiring Statement:	December 31, 2023

Path Spirit Limited

By:	/s/ Poul Karlshoej, Director